AGREEMENT
                                    ---------

         THIS AGREEMENT dated as of this 1st day of September, 2009, between IEH Corporation, a New York corporation maintaining its principal place of business at 140 58th Street, Brooklyn, New York, 11220 (the "Company"), and MICHAEL OFFERMAN, residing at ____________________________________________________
("Executive").

         WHEREAS, the Company desires to continue Executive in its employ and in order to make it attractive for Executive to remain in its employment, desires to provide him with certain family and retirement benefits, and desires to assure that, if and when Executive retires from fulltime employment, the services of Executive will continue to be made available to the Company for advice and consultation on management matters.

         NOW, THEREFORE, the parties hereto, each in consideration of the promises of the other, agree as follows:

         1. Employment Periods. The employment of the Executive by the Company
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shall be divided into (a) the "Active Period", and (b) the "Retirement Period"
(each as defined below):

                  (a) The Active Period is defined as such period of time until the Executive attains the age of 70 years, or further period of employment beyond such date if extended by mutual agreement of Executive and the Company; and

                  (b) The "Retirement Period" is defined as the period beginning with the Executive attaining the age of 70 years and continuing until ten (10) years thereafter, unless his employment has been previously terminated or extended by mutual agreement of Executive and the Company. The Retirement Period shall take effect only on termination of the Active Period pursuant to the provisions of Section 2 below.

         2.       Termination of Employment Periods.
                  --------------------------------

                  (a) The Active Period shall terminate with the first to occur of any of the following events:

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                           (i) Expiration of the later of either the original
                  time limit for such Active Period, or the renewal or extension thereof by the Company.

                           (ii) Executive attaining the age of 70 years, unless
                  his Active Period of employment has been extended by mutual agreement of Executive and the Company.

                           (iii) Death of Executive before attaining an age of
                  70 years.

                           (iv) Disability of Executive before attaining an age
                  of 70 years. For purposes of this subsection (a)(4), "Disability" shall mean (i) Executive's incapacity due to physical or mental illness that results in his being substantially unable to perform his duties to the Company for six (6) consecutive months (or for six (6) months out of any nine (9) month period) or (ii) a qualified independent physician mutually acceptable to the Company and Executive determines that Executive is mentally or physically disabled so as to be unable to regularly perform the duties of his position and such condition is expected to be of a permanent duration.

                           (v) Termination of Executive by mutual consent of
                  Executive and the Company before attaining age 70 years.

                           (vi) The passage of sixty (60) days following receipt
                  by Executive of notice in writing from Company's intention to terminate the employment relationship for cause. "Cause" means
                  (i) willful malfeasance or willful misconduct by Executive in connection with his employment; (ii) Executive's gross negligence in performing any of his duties under this Agreement; (iii) Executive's conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendre with respect to, any crime other than a traffic violation or infraction which is a misdemeanor; (iv) Executive's material breach of any written policy applicable to all Executives adopted by the Company which is not cured to the reasonable satisfaction of the Company within thirty (30) business days after notice thereof; or (v) material breach by Executive of any of his obligations in this Agreement which is not cured to the reasonable satisfaction of the Company within thirty (30) business days after notice thereof.

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

                  (b) The Retirement Period shall terminate with the first to occur of either of the following events:

                           (i) Expiration of the time limit for such Retirement
                  Period.

                           (ii) The death of Executive, subject to the
                  provisions of Section 6(a).

                           (iii) Violation by Executive of Sections 3 and 4 of
                  this Agreement, such termination being a termination for Cause. The Company shall give sixty (60) days notice, in writing, to Executive of its intention to terminate for Cause.

                           (iv) Termination by mutual consent of the Company and
                  Executive.

         3.       Employment Duties.
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                  (a) Active Period: During the Active Period, Executive shall faithfully, to the best of his ability, perform all duties incident to his position as President and Chief Executive Officer of the Company, or any other position obtained by change of office, and all other duties incident to his employment as may be required of, or assigned, to him by the Board of Directors of the Company, and shall devote his full time, energy, skill and attention to the affairs of the Company.

                  (b) Retirement Period: During the Retirement Period, it shall be the duty of Executive (as his health may permit) to be available for such advice and counsel as the officers and directors of the Company may reasonably request. However, Executive shall not be required to be in daily or other regular attendance at the offices or other business locations of the Company.

         4.       Competitive Activities.
                  ----------------------

                  (a) Executive shall not at any time during the Active Period or Retirement Period enter into competition with the Company.

                  (b) For the purposes of this Section, Executive shall be considered to have entered into competition with the Company if he finances or engages, directly or indirectly, in any productive effort, on his own behalf or on behalf of others, directly or indirectly, in


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

         competition with the Company's business. However, Executive may own publicly traded securities in any entity which is in competition with the Company, provided that Executive is not an officer or director or an Executive of such entity.

         5.       Employment Compensation.
                  -----------------------

                  (a)   Compensation of the Executive:

                           (i) During the Active Period, the compensation shall
                  be the amount fixed by the Board of Directors of the Company from time to time.

                           (ii) During the Retirement Period, the amount payable
                  shall be at the rate of $50,000 per year annum for a period of ten (10) years, payable in equal monthly installments, with the first payment to be made on the 1st day of the next month following the month in which the last to occur of the following events: (a) Executive has attained the age of 70 years; or (b) if Executive's employment and active service has been extended by the Company beyond Executive attaining the age of 70 years, from the date of termination of such active service.

                  (b) All reasonable expenses incurred by Executive in connection with his employment duties as specified in Section 3 hereof, shall be paid by the Company to the extent approved by the Board of Directors.

         6.   Termination Payments. The Company shall pay the following
]             --------------------
termination amounts:

                  (a) On termination of his Active Period, except by reason of termination by the Company for Cause or by mutual consent of Executive and the Company, Executive shall be paid at the rate of $50,000 per annum for a period often (10) years, payable in equal monthly installments as above provided in Section 5(a)(ii). If Executive, however, dies after commencement of the Retirement Period and before the expiration of said ten (10) year Retirement Period, the monthly payments shall be made to Executive's estate, or to the beneficiary or beneficiaries designated by Executive in writing, on an appropriate form as may be submitted to the Company by Executive, for the balance of the Retirement Period in accordance with the terms and conditions of this Agreement.

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

         However, the aggregate of such termination payments under this Section 6(a) shall not in any event exceed the sum of $500,000.

                  (b) On termination of the Active Period, by reason of death of Executive, Executive's estate or beneficiary(ies) designated by him in writing shall be paid at the rate of $50,000 per annum for a period not exceeding ten (10) years, payable in equal monthly installments with the first payment to be made on the 1st day of the next month following the month in which the death of Executive occurs. The aggregate of such payments to Executive's estate or beneficiary(ies) shall not exceed the sum of $500,000.

                  (c) Any beneficiary so designated by Executive may be changed by Executive at any time on written notice to the Company on an appropriate form as may be submitted to the Company by Executive.

                  (d) Notwithstanding anything to the contrary, it is expressly understood and agreed that if Executive continues to be actively employed by the Company after he attains the age of 70 years, he shall not be entitled to commence receiving payment of the retirement benefits provided for in Section 5(a)(ii) until the next calendar month following the month in which the termination of his Active Period occurs.

         7.       Miscellaneous.
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                  (a) This Agreement shall be binding on Executive and the
         Company, and each of their respective heirs, successors and assigns. The obligations of the Company under this Agreement may not be assigned except to a successor to all or substantially all of the business or assets of the Company or by operation by law. Executive's obligations may not be assigned. In the event of Executive's death, pursuant to this Agreement, all future payments hereunder will be made to Executive's estate or designated beneficiary(ies).

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

                  (b) Taxes. Any payments made or benefits provided to Executive under this Agreement will be reduced by any applicable federal and state withholding and employment taxes.

                  (c) Enforceability/Severability. The parties hereto affirmatively acknowledge that this Agreement, and each of its provisions, is enforceable, and expressly agree not to challenge nor raise any defense against the enforceability of this Agreement or any of its provisions in the future. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to fullest extent the permitted by law.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year first above written.

                                              IEH CORPORATION

                                              By: /s/ Robert Knoth
                                                  --------------------------
                                                  Name: Robert Knoth
                                                  Title: Chief Financial Officer

                                                  /s/ Michael Offerman
                                                  --------------------------
                                                  Michael Offerman - Executive


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